UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 28, 2016
Lighting Science Group Corporation (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	000-20354 (Commission File Number)	24-2596710 (IRS Employer Identification No.)
1350 Division Road, Suite 102, West Warwick, RI 02893 (Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (877) 999-5742
Not Applicable (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Appointment of Mark D. Gorton as Executive Vice President and Chief Financial Officer

Effective March 28, 2016, the Board of Directors (the “Board”) of Lighting Science Group Corporation (the “Company”) appointed Mark D. Gorton as Executive Vice President and Chief Financial Officer of the Company.

Mr. Gorton, 45, previously served as Chief Financial Officer of Distron Corporation, an electronics contract manufacturer, from April 2013 to March 2016. From 2005 to 2013, Mr. Gorton served as Vice President of Finance at Summer Infant, Inc., a publicly traded consumer products company (“Summer Infant”), where his duties and responsibilities included leading financial growth initiatives, directing due diligence and audit teams for several acquisitions, overseeing Securities and Exchange Commission reporting, implementing and executing bank financing transactions and managing the company’s program for compliance with the Sarbanes-Oxley Act of 2002. Prior to serving as Vice President of Finance, Mr. Gorton was the Controller at Summer Infant from 2002 to 2005. Mr. Gorton’s previous experience also includes service as Accounting Manager at Trammel Crow Company, a publicly traded property management and corporate services company, and as a Staff Accountant and then Controller at I-Automation, an automation manufacturer and distributor. Mr. Gorton holds a Bachelor of Science degree in Business Administration from Bryant University.

The terms of Mr. Gorton’s employment as Executive Vice President and Chief Financial Officer of the Company are governed by an Offer Letter, dated March 4, 2016 (the “Offer Letter”), which was approved by the Board on March 17, 2016 and provides for a commencement date of March 28, 2016. Pursuant to the Offer Letter, Mr. Gorton’s employment is at-will and he is entitled to an annual base salary of $210,000 (the “Base Salary”) and a comprehensive package of benefits, including medical, dental, vision and life insurance options for Mr. Gorton and his qualified dependents. Further, Mr. Gorton is eligible to participate in the Company’s 401(k) savings and retirement plan on the same terms and subject to the same conditions as other employees of the Company. The Offer Letter also provides that Mr. Gorton is eligible, subject to prior approval of the Board or the compensation committee of the Board, to receive an annual discretionary bonus in an amount equal to up to 20% of the Base Salary, which bonus would be paid 50% in cash and 50% in restricted shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) or options to purchase Common Stock.

Pursuant to the Offer Letter, Mr. Gorton is also entitled to a grant of an employee stock option to purchase 750,000 shares of Common Stock (the “Option”). Unless vested or accelerated sooner in accordance with the terms of the Company’s 2012 Amended and Restated Equity-Based Compensation Plan (the “Plan”) , the Option will vest and become exercisable in four equal tranches over a four-year period, with the first tranche vesting on April 1, 2017, and the remaining tranches vesting annually thereafter. The Option is subject to the terms and conditions of the Plan and a stock option award agreement.

The Offer Letter requires that Mr. Gorton sign and comply with the Company’s standard employment terms and conditions, including terms and conditions relating to confidentiality, assignment of inventions and works of authorship, non-competition and non-solicitation, and non-recruitment.

The foregoing summary of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the Offer Letter, a copy of which is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The information in the Exhibit Index of this Current Report is incorporated into this Item 9.01(d) by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTING SCIENCE GROUP CORPORATION

Date: April 1, 2016	By:	/s/ Philip J. Ragona
		Name:	Philip J. Ragona
		Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Number	Description of Exhibit
10.1	Offer Letter, dated March 4, 2016, by and between Lighting Science Group Corporation and Mark D. Gorton.